Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Pacer International, Inc.:

We have audited the accompanying consolidated balance sheets of Pacer International, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacer International, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Columbus, Ohio

February 26, 2014

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
(in millions, except share and per share data)	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$46.3	$20.2
Accounts receivable, net of allowances of $1.0 million	110.0	132.7
Prepaid expenses and other	6.1	9.4
Deferred income taxes	2.2	2.4

Total current assets	164.6	164.7

Property and equipment
Property and equipment, cost	106.6	108.8
Accumulated depreciation	(61.2)	(62.0)

Property and equipment, net	45.4	46.8

Other assets
Deferred income taxes	7.9	12.6
Other assets	8.2	9.9

Total other assets	16.1	22.5

Total assets	$226.1	$234.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	95.1	112.5
Long-term liabilities
Other	1.0	1.3

Total liabilities	96.1	113.8

Stockholders’ equity
Preferred stock, par value $0.01 per share; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share; 150,000,000 shares authorized; 35,388,493 and 35,085,577 issued and outstanding	0.4	0.4
Additional paid-in capital	307.5	305.7
Accumulated deficit	(177.9)	(185.9)

Total stockholders’ equity	130.0	120.2

Total liabilities and stockholders’ equity	$226.1	$234.0

The accompanying notes are an integral part of the consolidated financial statements.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
(in millions, except share and per share data)	December 31, 2013	December 31, 2012	December 31, 2011
Revenues	$980.6	$1,415.0	$1,478.5

Operating expenses:
Cost of purchased transportation and services	753.9	1,181.5	1,218.7
Direct operating expenses	93.0	101.6	105.8
Selling, general and administrative expenses	120.2	123.4	131.8
Other income	(1.0)	(0.4)	(4.8)

Total operating expenses	966.1	1,406.1	1,451.5

Income from operations	14.5	8.9	27.0
Interest expense	(1.1)	(1.4)	(2.3)

Income before income taxes	13.4	7.5	24.7

Income tax expense	(5.4)	(3.2)	(10.8)

Net income	$8.0	$4.3	$13.9

Earnings per share:
Basic:
Earnings per share	$0.23	$0.12	$0.40

Weighted average shares outstanding	35,292,927	35,069,099	34,959,819

Diluted:
Earnings per share	$0.23	$0.12	$0.40

Weighted average shares outstanding	35,657,910	35,338,338	35,066,417

Other comprehensive income:
Foreign currency translation adjustment	$—	$(0.4)	$0.7

Comprehensive income	$8.0	$3.9	$14.6

The accompanying notes are an integral part of the consolidated financial statements.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions, except share amounts)	Common Stock		Additional		Accumulated Other	Total
	No. of		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance December 31, 2010	34,911,674	$0.4	$302.5	$(204.1)	$(0.3)	$98.5
Net income	—	—	—	13.9	—	13.9
Foreign currency translation adjustment	—	—	—	—	0.7	0.7
Stock based compensation	—	—	2.4	—	—	2.4
Tax impact of stock based compensation	—	—	(0.1)	—	—	(0.1)
Issuance of common stock for vesting of restricted stock units	19,820	—	—	—	—	—
Issuance of restricted stock, net of forfeitures	57,895	—	—	—	—	—
Repurchase and retirement of Pacer common stock	(10,116)	—	(0.1)	—	—	(0.1)

Balance December 31, 2011	34,979,273	$0.4	$304.7	$(190.2)	$0.4	$115.3

Net income	—	—	—	4.3	—	4.3
Foreign currency translation adjustment	—	—	—	—	(0.4)	(0.4)
Stock based compensation	—	—	1.8	—	—	1.8
Tax impact of stock based compensation	—	—	(0.7)	—	—	(0.7)
Issuance of common stock for vesting of restricted stock units	55,330	—	—	—	—	—
Issuance of restricted stock, net of forfeitures	58,446	—	—	—	—	—
Repurchase and retirement of Pacer common stock	(7,472)	—	(0.1)	—	—	(0.1)

Balance December 31, 2012	35,085,577	$0.4	$305.7	$(185.9)	$—	$120.2

Net income	—	—	—	8.0	—	8.0
Foreign currency translation adjustment	—	—	—	—	—	—
Stock based compensation	—	—	2.5	—	—	2.5
Tax impact of stock based compensation	—	—	(0.7)	—	—	(0.7)
Issuance of common stock for vesting of restricted and performance stock units	230,067	—	—	—	—	—
Issuance of restricted stock	76,818	—	—	—	—	—
Repurchase and retirement of Pacer common stock	(3,969)	—	—	—	—	—

Balance December 31, 2013	35,388,493	$0.4	$307.5	$(177.9)	$—	$130.0

The accompanying notes are an integral part of the consolidated financial statements.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(in millions)	December 31, 2013	December 31, 2012	December 31, 2011
Cash flows from operating activities
Net income	$8.0	$4.3	$13.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8.6	7.9	7.2
Gain on sale of property and equipment	—	—	(0.1)
Gain on sale of railcar assets	—	—	(4.7)
Amortization of deferred gain on sale lease-back transactions	(0.7)	(0.8)	(0.7)
Deferred taxes	4.5	2.5	12.4
Stock based compensation expense	2.5	1.8	2.4
Change in operating assets and liabilities
Accounts receivable, net	22.7	0.8	19.0
Prepaid expenses and other	3.3	2.9	3.1
Accounts payable and other accrued liabilities	(16.6)	(14.4)	(20.7)
Other assets	1.7	2.0	1.8
Other liabilities	—	(0.9)	(0.2)

Net cash provided by operating activities	34.0	6.1	33.4

Cash flows from investing activities
Capital expenditures	(7.6)	(11.4)	(8.0)
Purchase of railcar assets	—	(28.4)	(22.1)
Net proceeds from sale of railcar assets	—	—	28.9
Net proceeds from sale lease-back transaction	—	30.2	—
Proceeds from sales of property and equipment	—	0.1	1.1

Net cash used in investing activities	(7.6)	(9.5)	(0.1)

Cash flows from financing activities
Net repayments under revolving line of credit agreement	—	—	(13.4)
Debt issuance costs paid to third parties	—	(0.2)	—
Repurchase and retirement of Pacer common stock	—	(0.1)	(0.1)
Withholding tax paid upon vesting of restricted and performance stock units	(0.3)	(0.1)	—

Net cash used in financing activities	(0.3)	(0.4)	(13.5)

Net increase (decrease) in cash and cash equivalents	26.1	(3.8)	19.8

Cash and cash equivalents at beginning of period	20.2	24.0	4.2

Cash and cash equivalents at end of period	$46.3	$20.2	$24.0

Supplemental disclosures of cash flow information:
Cash paid for interest	$0.7	$1.1	$1.6
Cash paid (refunded) for income taxes	0.3	(0.1)	(7.7)
Noncash investing activity:
Property and equipment purchases included in accounts payable and other accrued liabilities	$0.3	$0.7	$1.0

The accompanying notes are an integral part of the consolidated financial statements.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Pacer International, Inc. and subsidiaries (referred to in these notes to consolidated financial statements as “Pacer”, “the Company”, “we”, “us” or “our”) are a leading asset-light transportation and global logistics service provider that facilitates the movement of freight from origin to destination through our intermodal and logistics segments.

The Company has operated as an independent, stand-alone company since its recapitalization in May 1999. From 1984 until the recapitalization, portions of the intermodal segment’s business were conducted by various entities owned directly or indirectly by APL Limited.

As part of the recapitalization, the assets and liabilities of the Company remained at their historical basis for financial reporting purposes; for income tax purposes, the transaction has been treated as a taxable transaction such that the consolidated financial statements reflect a “step-up” in tax basis resulting in the establishment of a deferred tax asset.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all entities that the Company controls. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management of the Company to make estimates and assumptions related to the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant estimates include recognition of revenue, costs of purchased transportation and services, allowance for doubtful accounts, accounting for income taxes and valuation of deferred tax assets, the economic useful lives of our property and equipment and contingencies. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable are recorded at the invoice amount. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance has been established through an analysis of accounts receivable aging categories, historical collection experience with our customers, current economic conditions and credit policies. As we monitor our receivables, we regularly identify customers that may have payment problems, adjusting the allowance for doubtful accounts accordingly with an offset to selling, general and administrative expenses. Account balances are charged off against the allowance when recovery is considered remote. The Company does not have any off balance sheet credit exposure related to its customers. At December 31, 2013 and December 31, 2012, accounts receivable included unbilled amounts of $18.1 million and $11.8 million, respectively.

Property and Equipment

Property and equipment are recorded at cost. The Company capitalizes certain costs of internally developed software including purchased materials and services and payroll and payroll related costs.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

Classification	Estimated Useful Life
Rail cars	25 to 30 Years
Containers and chassis	15 to 20 Years
Autos/trucks and revenue equipment	5 to 10 Years
Leasehold improvements	Shorter of term of lease or life of improvement
Other (including computer hardware and software and furniture and equipment)	3 to 7 Years

When assets are sold, the applicable costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Expenditures, including those on leased assets, which extend an asset’s useful life or increase its utility, are capitalized and amortized. Expenditures for maintenance and repairs are expensed as incurred.

Deferred Financing Costs

The deferred financing costs included in other assets relate to the costs incurred in the placement of the Company’s debt. The balance of $1.3 million and $1.6 million at December 31, 2013 and 2012 relate to those costs to be amortized over the remaining life of our 2010 Credit Agreement (see Note 2).

In 2012, $0.2 million of deferred financing costs were incurred related to an amendment to the Company’s 2010 Credit Agreement.

Revenue Recognition

We recognize revenue when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectability is reasonably assured. We maintain signed contracts with many of our customers and have bills of lading specifying shipment details, including the rates charged for our services. Revenues are presented net of sales and volume discounts.

Our transportation service revenue is recognized after the services have been completed, meaning delivery has occurred and the shipping terms of the contract have been satisfied. Our warehousing, distribution and supply chain services revenues are recognized as the storage or service is rendered.

We have entered into certain agreements that represent multiple-deliverable arrangements. Deliverables under the arrangements represent separate units of accounting that have stand-alone value and no customer-negotiated refunds or return rights exist for the delivered services. These deliverables consist of network management fees, equipment use fees, ocean carrier intermodal services and drayage services. We allocate revenue to each deliverable based on the relative selling price method. The relative selling price method is based on a hierarchy consisting of vendor-specific objective evidence (VSOE), if available, third-party evidence (TPE), if VSOE is not available, or estimated selling prices (ESP), if neither VSOE nor TPE is available.

For the ocean carrier intermodal and drayage services, revenue is allocated based on VSOE. VSOE is not available for either the network management fees or the equipment fees. TPE was established for the equipment fees by evaluating similar and interchangeable competitor services in stand-alone sales. TPE could not be established for the network management fees. Therefore, we determined ESP for the network management fees by considering several external and internal factors including, but not limited to, pricing practices, similar product offerings, margin objectives and internal costs. ESP for each deliverable is updated, when appropriate, to ensure that it reflects recent pricing experience.

Revenue is recognized for each of the deliverables when the revenue recognition conditions discussed above are met.

Income Taxes

The Company accounts for income taxes according to the asset and liability method. Under this method, a deferred tax asset or liability is recorded based upon the tax effect of temporary differences between the tax basis of assets and liabilities and their carrying value for financial reporting purposes. Deferred tax assets and liabilities are measured pursuant to tax laws using rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Tax liabilities are recorded when, in management’s judgment, a tax position does not meet the more likely than not threshold of being sustained under tax audits. For tax positions that are greater than 50% likely, a tax liability may be recorded depending on management’s assessment of how the tax position will ultimately be settled.

Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss) includes foreign currency translation adjustments. The assets and liabilities of the Company’s foreign operations have been translated at rates of exchange at the balance sheet date, and related revenues and expenses have been translated at average rates of exchange in effect during the year.

Stock-Based Compensation

The Company has adopted ASC Topic 718 (“ASC 718”), “Compensation – Stock Compensation,” which establishes the accounting for employee stock-based awards. The Company has granted incentive awards in the form of common stock options, restricted stock, restricted stock units and performance stock units. Under the provisions of ASC 718, stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as expense over the awards’ requisite service period and, in the case of performance stock units, as performance targets are met, or expected to be met. The Company estimates an expected forfeiture rate and only recognizes expense for the shares expected to vest. The forfeiture rate is estimated based on historical experience and expectations regarding future pre-vesting termination behavior of employees. To the extent the actual forfeiture rate is different from the estimate, stock-based compensation expense is adjusted accordingly.

The Company recognizes stock-based compensation for awards issued under the Company’s long-term incentive plans in selling, general and administrative expenses of the consolidated statement of comprehensive income.

Our stock-based compensation expense for stock options is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option pricing model and is recognized as expense over the requisite service period. This model requires various assumptions including expected volatility and expected term. If any of the assumptions used in the model changes significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company sells primarily on net 30-day terms, performs credit evaluation procedures on its customers and generally does not require collateral on its accounts receivable.

For the year ended December 31, 2013, one customer contributed more than 10% of total consolidated revenues (individually contributed 10.7%). Two customers contributed more than 10% of total consolidated revenues, contributing 18.6% and 17.3% respectively for the year ended December 31, 2012. Two customers contributed more than 10% of total consolidated revenues, contributing 15.3% and 15.1% respectively for the year ended December 31, 2011.

Approximately 21%, 40% and 33% of total consolidated revenues for the years ended December 31, 2013, 2012 and 2011 were related to the automotive industry, respectively.

Recently Issued Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” This ASU requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts. These requirements are to be applied to each component of accumulated other comprehensive income. ASU 2013-02 is effective for reporting periods beginning after December 15, 2012. The Company adopted ASU 2013-02 effective January 1, 2013. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In March 2013, the FASB issued ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” (“ASU 2013-05”). ASU 2013-05 addresses the accounting for releasing a cumulative translation adjustment to net income when a parent either sells a part of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets resides. ASU 2013-05 is effective for reporting periods beginning after December 15, 2013. The Company does not anticipate that the adoption of this standard will have a material impact on its consolidated financial statements.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Reclassification

Certain reclassifications have been made to the 2012 and 2011 financial statements in order to conform to the 2013 presentation. These reclassifications have no effect on our results of operations, total assets or accumulated deficit as previously reported.

NOTE 2. REVOLVING CREDIT FACILITY

Our revolving credit agreement dated December 30, 2010, as amended on July 6, 2012 (the “2010 Credit Agreement”), matures on July 6, 2017 and provides for a revolving credit facility of up to $125 million (including a $40 million letter of credit facility and a $12.5 million swing line loan facility), and an accordion feature providing for an increase in the facility of up to $50 million subject to certain conditions (for a total facility of $175 million if such conditions are met).

The amount available for borrowing under the facility is determined by reference to a borrowing base formula which is equal to the lesser of (1) the aggregate commitments of the lenders (currently $125 million), or (2) an amount equal to the sum of (a) 85% of the eligible accounts receivable, (b) 85% of eligible earned but unbilled accounts receivables up to $20 million, and (c) an amount equal to the lesser of (i) 85% of the net orderly liquidation value of eligible owned railcars and chassis as of December 30, 2010 and (ii) $25 million (such lesser amount, the “Closing Date Equipment Formula Amount”), provided that, commencing February 1, 2011, the Closing Date Equipment Formula Amount is reduced monthly based on a seven year straight line monthly amortization schedule), minus (d) the availability reserve (as defined in the 2010 Credit Agreement). As of December 31, 2013, $60.0 million was available under the 2010 Credit Agreement pursuant to the borrowing base formula described above, net of $10.9 million of outstanding letters of credit. There were no outstanding loans as of December 31, 2013.

Borrowings under the 2010 Credit Agreement bear interest at rates based on a Eurodollar rate plus an applicable margin or a base rate plus an applicable margin. Effective as of July 6, 2012, the margin ranges from 1.75% to 2.25% on Eurodollar rate loans and 0.75% to 1.25% on base rate loans, in each case based on the percentage that our average total outstanding borrowings under the facility bear to the aggregate commitments of the lenders under the facility (currently $125 million). Pursuant to the July 2012 amendment, the applicable margins are no longer subject to further reduction based on the Company’s fixed charge coverage ratio. The base rate is the highest of the prime lending rate of the Administrative Agent, the Eurodollar rate for a 30-day interest period plus 1.5%, or the federal funds rate plus 0.5%.

The 2010 Credit Agreement provides for letter of credit fees ranging from 1.75% to 2.25% per annum based on the average quarterly availability as a percentage of the borrowing base, a letter of credit “fronting fee” equal to 0.25% per annum, and a commitment fee payable on the unused portion of the facility, accruing at a rate per annum ranging from 0.250% to 0.375% based on the percentage that the average unused amount of the facility bears to the aggregate commitments of the lenders under the facility.

The 2010 Credit Agreement contains affirmative, negative and financial covenants customary for such asset-based financings that, among other things, limit the Company’s ability to make loans or investments (including acquisitions) and equity distributions (cash dividends or repurchases of stock); prepay, redeem or purchase debt; incur liens and engage in sale and leaseback transactions; incur additional indebtedness; engage in mergers, acquisitions and asset sales; enter into transactions with affiliates; and change our primary business. In addition, the 2010 Credit Agreement does not limit the dollar amount of investments (including acquisitions) and equity distributions (cash dividends or repurchases of stock) so long as the Company is not in default under the agreement and the availability under the facility on a proforma basis exceeds specified threshold amounts (and in certain cases subject to our having a proforma fixed charge coverage ratio of greater than or equal to 1.1 to 1.0). The 2010 Credit Agreement does not contain any limitations on our ability to make capital expenditures. The 2010 Credit Agreement also contains representations and warranties and events of default customary for agreements of this type.

If the amount of availability under the facility falls below certain specified threshold amounts, we are subject to a fixed charge coverage ratio financial covenant (as defined in the 2010 Credit Agreement) for the preceding 12 month period, which must not be less than 1.1 to 1.0. Additionally, the 2010 Credit Agreement also contains a lockbox feature that will require that all qualified daily cash receipts be promptly applied to the repayment of outstanding borrowings under the facility only during a period commencing on the date in which the Company’s availability under the facility falls below certain threshold amounts (or the date that an event of default occurs) and continuing until the availability has exceeded such threshold amounts for 90 days (and no event of default has existed). As of December 31, 2013, the Company is compliant with all applicable covenants contained within the 2010 Credit Agreement.

During 2013, borrowings under the 2010 Credit Agreement bore a weighted average interest rate of 4.0% per annum.

The 2010 Credit Agreement is guaranteed by all of the Company’s domestic subsidiaries and is collateralized by substantially all of the tangible and intangible assets, intercompany debts, stock or other equity interests owned by the Company and its domestic subsidiaries and a majority of the stock or other equity interests of certain of its foreign subsidiaries.

NOTE 3. RAILCAR ASSET SALE

During 2011, the Company purchased 245 railcars pursuant to purchase options under various lease agreements. These leases were previously accounted for as operating leases. The railcar purchases were financed through borrowings under the 2010 Credit Agreement. On July 22, 2011, the Company sold the railcar assets for net proceeds of $28.9 million. The Company recorded a gain as a result of the transaction net of related transaction costs and other carrying costs of approximately $4.7 million which is included in other income on the consolidated statement of comprehensive income. Proceeds from the sale of the railcars were used to repay outstanding borrowings under the 2010 Credit Agreement.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

NOTE 4. ARRANGEMENTS WITH UNION PACIFIC

On November 3, 2009, the Company entered into (i) an amendment (the “Amendment”) to the Amended and Restated Rail Transportation Agreement dated as of May 15, 2002, among Union Pacific, the Company, and American President Lines, Ltd., and APL Co. PTE Ltd. (collectively, “APL”) (the “2002 Agreement”) and (ii) a new commercial rail transportation agreement (the “2009 Commercial Agreement”) and other agreements with Union Pacific (collectively, the “November 2009 Arrangements”). The Amendment provides that the rates and other terms and conditions of the 2002 Agreement will no longer apply to domestic shipments in 48- and 53-foot containers (also referred to as “domestic big box shipments”) tendered by Pacer for transportation by Union Pacific, which shipments will be subject to the terms and conditions of the 2009 Commercial Agreement.

In connection with the November 2009 Arrangements, Union Pacific and Pacer agreed to settle all outstanding claims and counterclaims between them relating to Pacer’s domestic big box shipments under the 2002 Agreement, including Union Pacific’s claim for retroactive rate adjustments of approximately $140 million for the period from January 1, 2005, through June 30, 2009 (the latest available date) and Pacer’s claims alleging Union Pacific’s breach of the 2002 Agreement.

Under the 2009 Commercial Agreement, the Company agreed that rates and fuel surcharges for domestic big box shipments payable by the Company to Union Pacific for transportation on the Union Pacific network would adjust gradually over a two-year period to “market” levels and full fuel surcharge and would continue on competitive terms after October 11, 2011, the expiration date of the 2002 Agreement.

As part of the November 2009 Arrangements, the Company and Union Pacific also entered into a fleet sharing arrangement that allows Union Pacific customers access to the Company’s equipment fleet and grants the Company expanded access to Union Pacific’s equipment fleet. These equipment arrangements also contain mechanisms that allow the Company to adjust the size of its fleet up or down to address estimated changes in its equipment needs.

The 2002 Agreement remained in effect through its October 11, 2011 expiration date with respect to shipments (other than the domestic big box shipments) and other matters not expressly governed by the November 2009 Arrangements, including the rates, terms and conditions applicable to (1) international shipments generally in 20, 40 and 45-ft. containers owned or leased by APL; (2) domestic shipments in containers owned or leased by APL or other third party ocean carriers (known as domestic and international reload services or avoided repositioning cost (“ARC”) moves); and (3) international shipments in containers owned or leased by other third party ocean carriers. The 2002 Agreement also established certain conditions applicable to automotive shipments (which primarily move between the United States and Mexico) in containers owned or leased by Pacer. The 2009 Commercial Agreement established terms and conditions to provide the Company with a continued exclusive position on the Union Pacific network with regard to offering services to meet ocean carrier customers’ needs in conjunction with and in addition to the Union Pacific rail transportation service. Prior to and in connection with the October 2011 expiration of the 2002 Agreement, the Company entered into rate agreements with Union Pacific covering automotive shipments, ARC moves and all but one of its third party ocean carrier customers.

The 2009 Commercial Agreement has a multi-year term and thereafter will automatically renew for one-year periods subject to certain conditions, including a minimum volume requirement, and subject to cancellation by either party with specified notice. In connection with the agreements and arrangements described above, including the amendment of the 2002 Agreement, Union Pacific paid Pacer $30 million. The payment was used to pay down outstanding borrowings under the Company’s prior credit facility on November 4, 2009. In 2009, the Company recognized other income of $17.5 million related to the Amendment (net of $1.2 million of accelerated chassis delivery costs), and $11.3 million of deferred gain was amortized to costs of purchased transportation and services through October 11, 2011, the expiration date of the 2002 Agreement. The total amount of amortization for the year ended December 31, 2011 was $4.7 million. There was no amortization for the years ended December 31, 2013 and 2012.

During 2010, the Company assigned and Union Pacific assumed all of the Company’s future lease obligations for the majority of 53-foot, 110-inch containers leased from third party equipment lessors. At the same time, the Company entered into an equipment lease agreement with Union Pacific pursuant to which it leases 53-ft, 110-inch Pacer-branded intermodal containers from Union Pacific to support Pacer’s domestic intermodal traffic. Under these arrangements, Union Pacific assumed direct maintenance and repair responsibility for the containers, including those leased from Union Pacific. As a result of the equipment lease and the November 2009 Arrangements, Union Pacific has become the primary supplier and servicer of the containers used in the Company’s business. In connection with the November 2009 Arrangements, Union Pacific assumed responsibility for maintaining all of the Company’s 53-ft. chassis used on the Union Pacific network. During 2011, the Company assigned and Union Pacific assumed the Company’s future lease obligations for the majority of the 53-foot chassis leased from third party equipment lessors used on the Union Pacific network.

On October 19, 2012, the Company entered into a multi-year agreement with Union Pacific to arrange, manage and provide wholesale intermodal transportation services for automotive parts shipments between the United States and Mexico. The new agreement changed the nature of the Company’s participation in this business. Prior to 2013, the Company contracted for rail transportation from multiple rail carriers and combined that with the Company’s equipment and network logistics management services to intermediaries. Under the new agreement, effective January 1, 2013, the Company no longer collects

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

and passes through the rail transportation costs to automotive parts intermediaries servicing this US-Mexico business, but acts as Union Pacific’s manager for cross-border shipments and provides rail container and chassis management services for Union Pacific in Mexico. The Company is compensated on a fee basis for such services and the use of the Company’s equipment. Accordingly, beginning January 1, 2013, for US-Mexico automotive parts shipments, the Company’s financial results no longer include the revenue and costs associated with the purchased rail transportation except to the extent that we are servicing customers as a direct retail provider.

NOTE 5. INCOME TAXES

The provision for income taxes is as follows (in millions):

	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011
Current:
Federal	$—	$—	$(2.6)
State	0.6	0.4	0.7
Foreign	0.3	0.3	0.3

Total current	0.9	0.7	(1.6)

Deferred:
Federal	3.7	2.8	9.5
State	1.0	—	2.9
Foreign	(0.2)	(0.3)	—

Total deferred	4.5	2.5	12.4

Total provision	$5.4	$3.2	$10.8

Income (loss) before taxes includes the following components (in millions):

	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011
United States	$11.5	$7.8	$22.6
Outside U.S.	1.9	(0.3)	2.1

	$13.4	$7.5	$24.7

The reconciliation of the net effective income tax rate to the U.S. federal statutory income tax rate is as follows:

	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011
U.S. federal statutory rate	35.0%	35.0%	35.0%
State tax, net of federal benefit	2.8	5.0	3.3
Deferred tax asset valuation allowances, net of federal benefit	1.8	0.1	0.3
Non-deductible business meals	0.7	1.5	0.4
Tax penalties	0.1	0.3	0.1
Impact of change in state apportionment on deferred taxes	(0.3)	(1.1)	4.3
Prior tax year adjustments	0.9	0.3	2.2
Tax credits	—	(0.1)	(0.2)
Tax settlements	—	0.1	(0.5)
Foreign tax rate differential	(1.8)	1.1	0.5
Non-taxed foreign income	—	—	(1.8)
Other	1.1	0.5	0.1

Net effective tax rate	40.3%	42.7%	43.7%

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

The following table shows the tax effects of the Company’s cumulative temporary differences included in the consolidated balance sheets at December 31, 2013 and December 31, 2012 (in millions):

	December 31, 2013	December 31, 2012
Tax basis in excess of book—Goodwill	$6.3	$14.1
Property and equipment	(10.2)	(9.6)
Accrued liabilities	1.8	1.8
Prepaids	(1.3)	(2.0)
Stock compensation	1.8	1.7
Net operating loss and other carryforwards	11.5	8.3
Other	1.1	0.8

Total net deferred tax asset before valuation allowance	11.0	15.1
State NOL valuation allowance	(0.9)	(0.1)

Total net deferred tax asset	$10.1	$15.0

Current deferred tax asset	$4.0	$4.2
Non-current deferred tax asset	18.2	22.3
Current deferred tax liability	(1.8)	(1.8)
Non-current deferred tax liability	(10.3)	(9.7)

Total net deferred tax asset	$10.1	$15.0

At December 31, 2013, the Company has recorded a net deferred tax asset of $10.1 million which includes a valuation allowance of $0.9 million. The Company believes it is more likely than not that future earnings will be sufficient to fully utilize the net assets. The minimum amount of future taxable income required to realize this asset is approximately $27.7 million over the next twenty years. Should the Company not be able to generate sufficient future income in 2014 and beyond, it may be required to record valuation allowances against the deferred tax assets resulting in additional income tax expense in the consolidated statement of comprehensive income.

At December 31, 2013 and 2012, the Company had federal net operating loss carryforwards (tax effected) of $8.2 million and $5.5 million, respectively, primarily expiring through 2033. At December 31, 2013 and 2012, the Company had state net operating loss carryforwards (tax effected before federal benefit) of $3.5 million and $2.8 million, respectively, expiring through 2033. The Company has a valuation allowance against the state operating loss carryforwards (tax effected before federal benefit) of $1.2 million and $0.2 million at December 31, 2013 and 2012, respectively. The valuation allowance for state net operating loss carryforward increased $1.0 million mainly as a result of continued losses in certain jurisdictions.

At December 31, 2013 and 2012, the Company had state tax credit carryforwards (tax effected before federal benefit) of $0.5 million. The Company has a valuation allowance against the state credit carryforwards (tax effected before federal benefit) of $0.2 million at December 31, 2013. The valuation allowance for state credit carryforward increased $0.2 million mainly as a result of evaluating the realizability of these credits in response to a legislative change occurring in 2013.

Undistributed earnings of the Company’s non-U.S. subsidiaries amounted to approximately $3.4 million at December 31, 2013. Those earnings are considered to be indefinitely reinvested and, accordingly, no U.S. federal or state deferred income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes and withholding taxes payable in various non-U.S. jurisdictions, which could potentially be offset by foreign tax credits. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

Accounting for uncertainty in income taxes requires a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company had no reserves relating to uncertain tax positions as of December 31, 2013 and 2012.

Pacer International, Inc. and its U.S. subsidiaries file a consolidated federal income tax return. We file unitary or separate state returns based on state filing requirements. All federal income tax returns for the Company are closed through 2008 and filed through 2012. All state and local income tax returns for the Company are closed through 2008 and filed through 2012.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

NOTE 6. 401(K) PLAN AND LONG-TERM INCENTIVE PLANS

401(k) Plan

Under the Pacer International, Inc. 401(k) plan, the Company matches 50% of the first 6% of base salary contributed by the employee. Matching contributions were $1.0 million, $1.0 million and $1.1 million for 2013, 2012 and 2011, respectively.

Long-Term Incentive Plans

The Company recognized stock based compensation expense under our long-term incentive plans of $2.5 million, $1.8 million and $2.4 million for 2013, 2012 and 2011, respectively. The tax benefit for all share-based compensation plan expense included in the provision for income taxes totaled $0.5 million, $0.3 million and $0.1 million for 2013, 2012 and 2011, respectively. The Company did not realize any excess tax benefit for tax deductions from any of the share-based compensation plans in 2013, 2012 and 2011.

On April 25, 2012, the shareholders of the Company approved the 2012 Omnibus Incentive Plan (the “2012 Plan”) which had been adopted by the Board of Directors in February 2012. The 2012 Plan provides for grants or awards of cash incentives, stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, dividend equivalent rights and other equity-based awards (collectively, “Awards”) to directors, certain key employees and executive officers.

The maximum number of shares of common stock that may be subject to equity awards under the 2012 Plan is 2,775,000 shares plus such number of shares relating to outstanding awards under predecessor plans that expire, are canceled, are not earned or terminate for any reason without issuance or delivery of the shares. Subject to any required action by the Company’s shareholders, the number of shares reserved for issuance under the 2012 Plan, the maximum award limitations set forth in the 2012 Plan, the number of shares underlying an outstanding award, as well as the price per share (or exercise, base or purchase price) of the underlying shares, will be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares or any other similar transaction (but not the issuance or conversion of convertible securities). Subject to any required action by the Company’s shareholders, the 2012 Plan administrator (presently the Compensation Committee of the Board of Directors), in its sole discretion, may make similar adjustments to reflect a change in the capitalization of the Company, including a recapitalization, repurchase, rights offering, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out or other distribution of assets to shareholders or other similar corporate transaction or event.

Prior to April 25, 2012, the Company had three long-term incentive plans, the 2006 Long-Term Incentive Plan (the “2006 Plan”), the 2002 Stock Option Plan (the “2002 Plan”) and the 1999 Stock Option Plan (the “1999 Plan”). Upon adoption of the 2002 Plan, no further awards were able to be made under the 1999 Plan, although outstanding awards under the 1999 plan were not affected. Upon adoption of the 2006 Plan, no further awards were able to be made under the 2002 Plan, although outstanding awards under the 2002 Plan were not affected. As of April 25, 2012, with the adoption of the 2012 Plan, no further awards may be made under the 2006 Plan, although outstanding awards under the 2006 Plan were not affected.

The 2012 Plan will continue in effect until February 6, 2022, unless terminated earlier by the Board. As of December 31, 2013, there were 0.7 million shares available for issuance under the 2012 Plan.

Stock Options

During the years ended December 31, 2013 and 2012, the Company granted stock options to certain key employees and officers. The Company did not grant any stock options in 2011. The options vest three years after grant date, have a seven year life, and an exercise price equal to the Company’s stock price on the grant date. During the first quarter of 2013, the Company granted additional stock options under the 2012 Plan to the Chief Executive Officer. These options have a three year graded vesting schedule after grant date, a seven year life, and various exercise prices ranging from the Company’s stock price on the date of grant to $9.00 per share. The fair value of all options granted in 2013 was estimated using the Black-Scholes valuation model and the assumptions noted in the following table.

2013
Black-Scholes option-pricing model assumptions:
Weighted average risk-free interest rate	0.8%
Weighted average volatility	42.7%
Weighted average dividend yield	N/A
Weighted average expected option term	5 years
Weighted average fair value per share of options granted	$1.60

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

For stock options with an exercise price equal to the Company’s stock price on the date of grant, the expected terms of the options were based on the expected life of the options using the simplified method. For all other stock options, the expected terms of the stock options were determined by considering certain factors such as the vesting period of the award, historical experience, volatility of the stock price and other relevant factors. The expected volatility is based on a combination of the changes in weekly prices of the Company’s and selected competitors’ stock over a historical period preceding each grant date. The risk free interest rate is based on the implied yield on U.S. Treasury issues with a term equal to the expected term of the option.

A summary of stock option activity for the years ended December 31, 2013, 2012 and 2011 is presented below:

	Options	Weighted Average Exercise Price
Balance at December 31, 2010	368,800	$17.26
Granted	—	—
Canceled or expired	(154,300)	15.15
Exercised	—	—

Balance at December 31, 2011	214,500	18.77
Granted	662,326	5.43
Canceled or expired	(40,884)	5.42
Exercised	—	—

Balance at December 31, 2012	835,942	8.85
Granted	1,845,523	5.14
Canceled or expired	(253,699)	6.42
Exercised	—	—

Balance at December 31, 2013	2,427,766	6.29

Options exercisable, end of year	179,000	$19.24

The total intrinsic value of stock options exercisable as of December 31, 2013 was $0.1 million. As of December 31, 2013, there was $2.1 million of unrecognized compensation costs related to stock options assuming no new grants or forfeitures. These costs are expected to be recognized over a weighted-average period of approximately 2.0 years.

The following table summarizes information about stock options outstanding at December 31, 2013:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
Common Stock
$2.41 - 4.99	1,096,827	6.2	$4.29	24,000	$2.75
$5.00 - 9.99	1,175,939	5.7	6.10	—	—
$10.00 - 19.99	101,200	0.8	19.10	101,200	19.10
$20.00 - 29.99	43,800	1.6	24.96	43,800	24.96
$30.00 - 35.17	10,000	2.3	35.17	10,000	35.17

Total	2,427,766	5.6	$6.29	179,000	$19.24

Under the definitive agreement and plan of merger with XPO Logistics, Inc. (“XPO”), which is described in Note 15 of these Notes to Consolidated Financial Statements, at the effective time of the merger, each outstanding option to purchase shares under the 2002, 2006 and 2012 Plans, vested or unvested, will be cancelled and will entitle the holders of the options to receive an amount in cash (less applicable taxes required to be withheld) equal to the total number of shares subject to the option immediately prior to the effective time multiplied by the excess, if any, of (1) the sum of (a) the per share cash consideration (defined in Note 15) plus (b) an amount in cash equal to the product of (i) the XPO reference stock price (defined in Note 15) and (ii) the per share stock consideration (such sum, the “option cash amount”), over (2) the exercise price per share under the stock option. If the exercise price of a Pacer option is greater than or equal to the option cash amount, the option will be cancelled for no consideration.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

Restricted Stock

The Company has issued time-based restricted stock to the non-management members of the Board of Directors and to certain key employees and officers. Restricted stock is subject to restrictions and cannot be sold, transferred or disposed of during the restriction period. The holders of restricted stock generally have the same rights as a stockholder of the Company with respect to such shares, including the right to vote and receive dividends with respect to the shares. For key employees and executive officers, restricted stock awards vest in 25% increments, on June 1 of each year over a four year period. For non-management members of the Board of Directors, restricted stock awards vest on the first anniversary of the grant date. A summary of restricted stock activity for the three years ended December 31, 2013 is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2010	73,250	$13.12
Granted	67,844	5.41
Vested	(33,299)	14.66
Forfeited	(9,949)	8.23

Nonvested at December 31, 2011	97,846	7.75
Granted	58,446	5.42
Vested	(84,596)	7.96
Forfeited	—	—

Nonvested at December 31, 2012	71,696	5.59
Granted	76,818	4.30
Vested	(71,696)	5.59
Forfeited	—	—

Nonvested at December 31, 2013	76,818	$4.30

The fair value of time-based restricted stock vested was $0.4 million, $0.7 million and $0.5 million for 2013, 2012 and 2011, respectively, based on the market price at the grant date. As of December 31, 2013, there was $0.1 million of total unrecognized compensation cost related to restricted stock, which is expected to be recognized over a weighted-average period of approximately 0.2 years.

Performance Stock Units and Restricted Stock Units

The Company granted performance stock units (“PSUs”) in March 2013 that vest based on (i) the percentage of the Company’s achievement of operating income and operating margin targets established by the Compensation Committee of the Board of Directors for the performance periods ending December 31, 2013, 2014 and 2015 and (ii) the continued employment of the grantee through March 5, 2016.

The Company granted performance stock units (“PSUs”) in March 2012 that vest based on (i) the percentage of the Company’s achievement of operating income and operating margin targets established by the Compensation Committee of the Board of Directors for the performance periods ending December 31, 2012, 2013 and 2014 and (ii) the continued employment of the grantee through March 5, 2015. The Company granted restricted stock units (“RSUs”) in November 2012 that vest in equal one-fourth increments on November 12, 2013, 2014, 2015 and 2016, subject to the grantee’s continued employment by the Company on such vesting dates.

The Company granted PSUs in March 2011 that vest based on (i) the percentage of the Company’s achievement of operating income and operating margin targets established by the Compensation Committee of the Board of Directors for the performance periods ending December 31, 2011, 2012 and 2013 and (ii) the continued employment of the grantee through March 5, 2014. The Company granted RSUs in March 2011 that vest in equal one-third increments on March 5, 2012, 2013 and 2014, subject to the grantee’s continued employment by the Company on such vesting dates.

The Company granted PSUs in June 2010 that vest based on (i) the percentage of the Company’s achievement of operating income targets established by the Compensation Committee of the Board of Directors for the performance periods ending December 31, 2010, 2011 and 2012 and (ii) the continued employment of the grantee through March 5, 2013. The Company granted RSUs in June 2010 that vested in equal one-third increments on March 5, 2011, 2012 and 2013, subject to the grantee’s continued employment by the Company on such vesting dates.

The PSUs and RSUs (collectively the “Units”) may vest before the applicable vesting date if the grantee’s employment is terminated by the Company without cause. Upon vesting, the Units with respect to each of the 2010, 2011, 2012 and 2013 awards, result in the issuance of shares of Pacer common stock after required minimum tax withholdings. The holders of the Units do not have the rights of a shareholder and do not have voting rights but are entitled to receive dividend equivalents payable in the form of additional shares upon vesting of the Units.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

The Units are valued at the date of grant, based on the closing market price of the Company’s common stock, and expensed using the straight-line method over the requisite service period. The actual number of PSUs earned with respect to each of the 2010, 2011, 2012 and 2013 awards have been or will be based on the Company’s performance for the periods ending December 31, 2010, 2011, 2012, 2013, 2014 and 2015 as applicable.

A summary of RSU and PSU award activity for the years ended December 31, 2013, 2012 and 2011 is presented below:

	Performance Stock Units	Restricted Stock Units	Total	Weighted Average Grant-Date Fair Value
Balance at December 31, 2010	185,657	92,830	278,487	$6.97
Granted	587,784	127,804	715,588	5.64
Vested	(6,060)	(28,963)	(35,023)	6.74
Forfeited/canceled	(35,000)	(17,995)	(52,995)	5.98

Balance at December 31, 2011	732,381	173,676	906,057	5.98
Granted	278,333	250,000	528,333	4.49
Vested	(11,499)	(66,899)	(78,398)	6.08
Forfeited/canceled	(379,823)	(13,409)	(393,232)	5.89

Balance at December 31, 2012	619,392	343,368	962,760	5.18
Granted	452,984	—	452,984	4.33
Vested	(168,816)	(121,494)	(290,310)	5.91
Forfeited/canceled	(261,515)	(5,076)	(266,591)	5.03

Balance at December 31, 2013	642,045	216,798	858,843	$4.54

The fair value of RSUs is recognized as expense on a straight line basis over the awards’ requisite vesting period. The fair value of PSUs is recognized as expense on a straight line basis over the awards’ requisite vesting period based on the number of awards expected to vest according to actual and expected financial results of the individual performance periods compared to set performance targets for those periods.

For the 2013 performance period, PSUs are expensed based on the actual achievement of the operating income and operating margin targets which resulted in grantees earning 44% of the potential PSUs for the performance period. No expense related to PSUs was recorded for the 2012 performance period as the Company did not meet the operating income or operating margin targets for those periods. For the 2011 performance period, PSUs are expensed based on the actual achievement of the maximum (125%) operating income and operating margin targets which resulted in grantees earning 200% of the potential PSUs for the performance period. For the 2014 and 2015 performance periods, PSUs are expensed based on forecasted achievement of the set targets. The future PSU expense related to the 2014 and 2015 performance periods may be higher or lower based on the actual results of those periods. The number of PSUs earned for those periods will be based on the actual operating income and operating margin in each of those periods, ranging from 0% (if threshold performance of 75% of the operating income or operating margin targets are not met in any of the those periods) to 200% (if the maximum performance of 140% of the operating income or operating margin target is met or exceeded in each of those periods).

As of December 31, 2013, there was $1.8 million of total unrecognized compensation cost related to RSUs and PSUs, which is expected to be recognized over a weighted-average period of approximately 2.2 years.

Under the XPO merger agreement, at the effective time of the merger, each outstanding restricted stock unit granted under the 2006 and 2012 Plans will, by virtue of the merger, be cancelled and entitle the holder to receive the merger consideration (defined in Note 15) with respect to each restricted stock unit, less applicable taxes required to be withheld (which will be withheld from the per share cash consideration portion of the merger consideration).

Under the XPO merger agreement, at the effective time of the merger, each performance stock unit granted under the 2006 and 2012 Plans, to the extent that they are unvested, will vest as follows: for completed performance periods, the portion of the performance stock unit eligible for vesting based on achievement of the applicable performance targets set forth in the applicable award agreement will vest, and for performance periods that have not been completed as of the effective time, the related performance stock units will vest as if the target level of performance had been achieved as of the effective time. All of such vested performance stock units will, by virtue of the merger, be cancelled and entitle the holder to receive the merger consideration, less applicable taxes required to be withheld with respect to such payment (which will be withheld from the per share cash consideration portion of the merger consideration).

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

NOTE 7. RELATED PARTY TRANSACTIONS

The Company engages, in the ordinary course of its business, an operating company of CRST International, as a transportation broker to provide transportation services from time to time. A member of the Company’s Board of Directors is also a member of the Board of Directors of CRST International, Inc. The Company paid CRST International, Inc. $9.1 million, $6.0 million and $0.2 million in 2013, 2012 and 2011, respectively. At December 31, 2013 and 2012, the Company owed $1.2 million and $1.1 million, respectively, to CRST International.

NOTE 8. COMMITMENTS AND CONTINGENCIES

The Company is subject to routine litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company’s business, consolidated results of operations, financial condition or cash flows. Most of the lawsuits to which the Company is a party are covered by insurance and are being defended in cooperation with insurance carriers.

We have received notices from the California Labor Commissioner, Division of Labor Standards Enforcement (the “DLSE”), that a total of 149 owner-operators had filed claims with the DLSE. Of these claims, 65 included complaints seeking a total of approximately $9.0 million from the Company’s subsidiaries. The owner operators allege in these complaints that they should be classified as employees, as opposed to independent contractors, and seek reimbursement for their business expenses, including fuel, tractor maintenance and tractor lease payments. We have not yet received information regarding amounts claimed by the other 84 independent contractors. A hearing before the DSLE on the first 7 claims began on July 8, 2013 and concluded on January 7, 2014, and we are awaiting the hearing examiner’s ruling. The information available to the Company at this time does not indicate that it is probable that a liability had been incurred, and we could not reasonably estimate the amount, or range of amounts, of any liability that would be incurred if these claims were resolved against us. Accordingly, we have not accrued any liability for these claims in our financial statements as of and for the year ended December 31, 2013. We believe that these claims are without merit, and we intend to vigorously defend against all of them.

On August 20, 2013 we were served with a complaint styled Manuela Ruelas Mendoza v. Pacer Cartage, California Superior Court, San Diego, Case No. 37-2013-00063453CU-OE-CTL. Ruelas is contracted to Pacer Cartage as an independent contractor driver. She alleges that she should be considered an employee under the California Labor Code, and seeks pay for meal breaks, rest breaks and overtime, and alleges certain violations of the California Labor Code. Ruelas seeks to maintain the action as a class action on behalf of similarly situated Pacer Cartage contractors. This lawsuit is in the preliminary stages, and no discovery has been conducted. The information available to the Company at this time does not indicate that it is probable that a liability had been incurred, and the Company could not reasonably estimate the amount, or range of amounts, of any liability that would be incurred if these claims were resolved against it. We have removed the case to Federal District Court for the Southern District of California. We believe this action is without merit, and we intend to vigorously defend certification of the class as well as the merits of the claims should the class be certified.

Between January 8 and January 16, 2014, five substantially identical putative class actions were filed in the Tennessee Chancery Court against Pacer, our directors, XPO and Merger Sub challenging the merger. The first of those actions, entitled Iseman v. Pacer International, Inc. et al., was filed in the Chancery Court for Shelby County. The remaining four, entitled Weingarten v. Pacer International, Inc. et al.; Mahmutagic v. Pacer International, Inc. et al.; Frazier v. Pacer International, Inc. et al.; and Blackwell v. Pacer International, Inc. et al., were filed in the Chancery Court for Davidson County. By stipulation and order dated February 18, 2014, the Iseman case was transferred to Davidson County and, by order dated February 20, 2014, the Chancery Court for Davidson County consolidated the five pending cases under the caption In re Pacer International, Inc. Shareholder Litigation, No. 14-39-IV. The operative complaint in the consolidated case alleges, among other things, that the directors of Pacer breached their fiduciary duties to Pacer’s shareholders in connection with the proposed acquisition of Pacer by XPO and its indirect wholly owned subsidiary, Merger Sub, by agreeing to the proposed merger at an allegedly unfair price pursuant to a purportedly flawed and conflicted sales process, by including certain allegedly preclusive deal-protection measures, and by misrepresenting and/or omitting certain allegedly material information. The complaint alleges that XPO and Merger Sub aided and abetted these breaches of fiduciary duty. The complaint seeks, among other things, injunctive relief preventing the consummation of the merger, as well as attorneys’ and experts’ fees and certain other damages. We believe these claims are without merit, and we intend to vigorously defend against them.

Our wholly owned subsidiary Pacer Cartage, Inc. is a defendant in a personal injury action in Palm Beach County Florida styled Jason Schor v. Pacer Cartage, Inc. et al. which arises from a 2006 multiple motor vehicle accident involving the plaintiff, Pacer’s driver, another vehicle driven by Miguel Sartori, and two other vehicles. On February 12, 2014, a jury returned a verdict finding Schor’s damages to be $1.6 million, and assigning 70% fault to Pacer Cartage and 30% fault to Sartori. The net verdict against Pacer Cartage is $1.1 million. The verdict has not been reduced to a judgment at this time. We contend that this accident was caused entirely by the negligence of Sartori who lost control of his Jeep, spun on the highway and started the multiple vehicle chain accident, and that the jury’s allocation of only 30% fault to Sartori was the result of error by the trial court. We contend that the court erred in excluding an admission of fault by Sartori; excluding portions of our expert witnesses’ testimony; refusing to order the production of a settlement agreement between Schor and Sartori’s insurer; refusing to enter a directed verdict against Sartori; and by admitting cell phone records without a proper foundation as to their relevance. We intend to file a motion for a new trial with the Circuit Court. If that motion is denied, we intend to appeal to the District Court of Appeals. Currently the unreserved portion of this possible loss, not covered by insurance, is $0.9 million. We believe that the verdict is not supported by the facts of the case and intend to continue to vigorously defend against it and pursue our other rights and remedies.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

NOTE 9. SEGMENT INFORMATION

The intermodal segment provides intermodal rail transportation, intermodal marketing and local trucking services. The logistics segment provides highway brokerage, warehousing and distribution, international ocean shipping and freight forwarding and supply chain management services.

For segment reporting purposes by geographic region, international ocean shipping and ocean freight forwarding revenues for the import and export of goods are generally attributed to the country of destination. For United States import movements from ocean shipping and ocean freight forwarding, the revenue is attributed to the country of origin. Revenues for all other services are attributed to the sales location. Substantially all intermodal revenues are generated in the United States.

The following table presents revenues generated by geographical area for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 (in millions):

	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011
United States	$846.9	$1,265.2	$1,266.6
Asia	80.8	76.0	101.9
Europe	22.5	37.1	66.4
North America (excluding United States)	21.0	23.4	21.9
Australia/Oceania	2.6	4.0	8.3
South America	4.8	5.6	8.2
Africa	2.0	3.7	5.2

Total	$980.6	$1,415.0	$1,478.5

All of the foreign revenues are generated by the logistics segment with the exception of revenues earned in North America (excluding United States), which are primarily generated by the Company’s intermodal segment. Foreign revenues totaled $133.7 million, $149.8 million and $211.9 million for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, respectively. All material assets are located in the United States of America.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

The following table presents reportable segment information for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 (in millions):

	Twelve Months Ended December 31,
	2013	2012	2011
Revenues
Intermodal	$759.1	$1,179.6	$1,175.3
Logistics	222.7	238.3	303.5
Inter-segment elimination	(1.2)	(2.9)	(0.3)

Total	980.6	1,415.0	1,478.5

Depreciation and amortization
Intermodal	6.0	5.5	4.8
Logistics	1.6	1.6	1.9
Corp/Other	1.0	0.8	0.5

Total	8.6	7.9	7.2

Income (loss) from operations
Intermodal	44.2	38.4	48.6
Logistics	(9.9)	(10.4)	(2.2)
Corp/Other	(19.8)	(19.1)	(19.4)

Total	14.5	8.9	27.0

Capital expenditures
Intermodal	5.2	8.7	4.7
Logistics	2.3	2.4	2.7
Corp/Other	0.1	0.3	0.6

Total	$7.6	$11.4	$8.0

The “Corp/Other” expense includes corporate amounts (primarily compensation, tax and overhead costs unrelated to a specific segment). The Chief Operating Decision Maker does not review assets by segment for purposes of allocating resources and therefore assets by segment are not disclosed.

NOTE 10. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2013 and December 31, 2012 (in millions):

	2013	2012
Railcars	$25.5	$25.5
Containers and chassis	4.2	4.9
Furniture and equipment	6.5	7.2
Computer hardware and software	62.9	60.9
Leasehold improvements and other	4.0	3.9
Software under development	3.5	6.4

Total	106.6	108.8
Less: accumulated depreciation	(61.2)	(62.0)

Property and equipment, net	$45.4	$46.8

Depreciation and amortization of property and equipment was $8.6 million, $7.9 million and $7.2 million for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, respectively.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

NOTE 11. ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

Accounts payable and other accrued liabilities at December 31, 2013 and December 31, 2012 were as follows (in millions):

	2013	2012
Accounts payable	$71.2	$86.0
Accrued equipment maintenance and lease	7.2	8.1
Accrued compensation and benefits	2.4	1.8
Accrued property taxes	1.4	1.4
Accrued claims	1.4	1.7
Other	11.5	13.5

	$95.1	$112.5

NOTE 12. LEASES

The Company leases double-stack railcars, containers, chassis, tractors, data processing equipment and real and other property. Minimal rental commitments under non-cancelable leases at December 31, 2013 are shown below (in millions):

Operating Leases
2014	$61.9
2015	33.4
2016	21.2
2017	8.4
2018	5.5
Thereafter	5.9

Total minimum payments	$136.3

Certain operating leases for railcars contain provisions for automatic renewal for an additional five year period. The above table assumes the automatic five year renewal and includes the related minimum lease payments.

Rental expense was $72.9 million, $77.6 million and $80.8 million for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, respectively.

The Company receives income from others for the use of its double-stack railcars and containers. These income amounts are included in revenues. Rental income was $37.5 million, $37.9 million and $43.3 million for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, respectively.

During 2012, the Company purchased a total of 262 railcars pursuant to purchase options under existing lease agreements. The Company subsequently sold and leased these railcars back under new agreements. As a result of these railcar asset transactions, the Company recorded a deferred gain of $1.8 million which will be amortized over the life of the respective leases. At December 31, 2013, $0.3 million is recorded in accounts payable and other accrued liabilities and $0.9 million is recorded in other long-term liabilities related to these transactions.

In 2013, 2012 and 2011, the Company recognized $0.7 million, $0.8 million and $0.7 million, respectively, of the deferred gains as reduction of direct operating expenses within the accompanying statements of comprehensive income.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

NOTE 13. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share-basic and diluted (in millions, except share and per share amounts):

	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011
Numerator:
Net income (basic and diluted)	$8.0	$4.3	$13.9
Denominator:
Denominator for earnings per share-basic:
Weighted average common shares outstanding	35,292,927	35,069,099	34,959,819
Effect of dilutive securities:
Stock options, restricted stock and performance stock units	364,983	269,239	106,598

Denominator for earnings per share-diluted	35,657,910	35,338,338	35,066,417

Earnings per share-basic	$0.23	$0.12	$0.40

Earnings per share-diluted	$0.23	$0.12	$0.40

Anti-dilutive shares (1)	1,258,677	707,900	190,500

(1)	Reflects the weighted average common share equivalents attributable to outstanding stock options that were excluded from the computation of earnings per share because the impact would be anti-dilutive.

NOTE 14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth selected quarterly financial data for each of the quarters in 2013 and 2012 (in millions, except per share amounts):

	Quarters
	First	Second	Third	Fourth
Year ended December 31, 2013
Revenues	$232.7	$238.0	$250.0	$259.9
Gross margin 1/	31.9	32.7	34.6	34.5
Income from operations	2.4	3.0	5.0	4.1
Net income	1.3	1.9	2.8	2.0
Basic earnings per share	$0.04	$0.05	$0.08	$0.06
Diluted earnings per share	$0.04	$0.05	$0.08	$0.06
Year ended December 31, 2012
Revenues	$345.9	$368.3	$348.9	$351.9
Gross margin 1/	31.9	32.4	31.7	35.9
Income from operations	—	2.5	2.3	4.1
Net income (loss)	(0.3)	1.3	1.1	2.2
Basic earnings (loss) per share	$(0.01)	$0.04	$0.03	$0.06
Diluted earnings (loss) per share	$(0.01)	$0.04	$0.03	$0.06

1/	Gross margin is calculated as revenues less cost of purchased transportation and services and direct operating expenses.

PACER INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(continued)

NOTE 15. SUBSEQUENT EVENTS

On January 5, 2014, we entered into the merger agreement pursuant to which XPO will acquire Pacer through a merger of an indirect wholly owned subsidiary of XPO (“Merger Sub”) with and into Pacer, with Pacer surviving as an indirect wholly owned subsidiary of XPO. Under the terms of the merger agreement, our shareholders will receive for each share of Pacer common stock they own immediately prior to the merger, a combination of:

•	$6.00 in cash (which we refer to as the “per share cash consideration”); and

•	a fraction of a share of XPO common stock (which we refer to as the “exchange ratio”) equal to $3.00 divided by the volume-weighted average closing price of XPO common stock for the ten trading days prior to the closing (which we refer to as the “XPO reference stock price”), with such fraction rounded to the nearest 1/10,000; provided that, if the XPO reference stock price is less than or equal to $23.12, then the exchange ratio will be fixed at 0.1298 of a share of XPO common stock, and if the XPO reference stock price is greater than or equal to $32.94 per share, then the exchange ratio will be fixed at 0.0911 of a share of XPO common stock (which we refer to as the “per share stock consideration,” and together with the per share cash consideration, the “merger consideration”).

We are subject to certain restrictions on our business activities under the merger agreement, such as limits on capital expenditures, loans and investments, that apply during the period from January 5, 2014 and the consummation of the merger.

The completion of the merger is subject to customary closing conditions, including approval of the merger by a majority of the outstanding shares of our common stock. Under certain circumstances, if the merger is not completed, Pacer may be required to pay XPO a termination fee of up to $12.4 million or pay XPO a fee up to $5.0 million to reimburse XPO’s fees and expenses incurred in connection with the merger agreement and related transactions, or XPO may be required to pay Pacer a termination fee of $5.0 million to reimburse Pacer for its fees and expenses incurred in connection with the merger agreement and the related transactions.

Although there can be no assurance, we expect the acquisition to close at the end of the first quarter or the beginning of the second quarter of 2014.